Exhibit No. 99

Investor Contact:	Media Contact:
Jennifer Driscoll VP of Investor Relations (612) 291-6110 jennifer.driscoll@bestbuy.com	Dawn Bryant Sr. PR Specialist (612) 291-6119 dawn.bryant@bestbuy.com

Best Buy Board Appoints Matthew Paull
To Board of Directors

McDonald’s CFO brings strong background in retail and finance

MINNEAPOLIS, Sept. 3, 2003 – Best Buy Co., Inc. (NYSE: BBY) today announced the appointment of Matthew H. Paull to its Board of Directors.  Paull, executive vice president and chief financial officer for McDonald’s Corporation, was selected to fill a Board vacancy resulting from the retirement of a former director last June.

As a Class 2 director, Paull is joining two committees: Best Buy’s Audit Committee, which provides assistance to the Board in fulfilling its oversight responsibility to the shareholders and investment community; and the Finance and Investment Policy Committee, which provides the Board with assurances that the Company’s financial policies and financial condition will enable Best Buy to achieve its long-range goals.  His position on the Board is expected to be brought to shareholders for ratification at the next meeting.

“We are extremely pleased that Matt has agreed to join our Board of Directors.  We consider his financial expertise, leadership skills and retail background extremely valuable to Best Buy as we aspire to enhance our own financial performance,” said Richard Schulze, Best Buy founder and chairman of the Board.

Paull, 52, has worked closely with the Board of Directors of McDonald’s Corporation throughout his 10-year career with the company.  As CFO, he is responsible for maintaining McDonald’s financial integrity, assisting McDonald’s chief executive officer Jim Cantalupo in managing all financial matters and setting financial strategy for the $40 billion, global food service company.  Paull is also a member of McDonald’s Chairman’s Council, which sets the company’s strategic direction.

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Prior to being promoted to CFO at McDonald’s, Paull held the position of senior vice president of finance and tax, where he was involved with negotiating and structuring all restaurant acquisitions, including acquisitions in the United Kingdom and Italy.  He also served as vice president of corporate tax for the organization and was responsible for all corporate tax matters in more than 100 countries.  Additionally, Paull brings 18 years of international tax experience from Ernst & Young.

Paull is a trustee of the Ravinia Festival Association and an advisory council member for the Federal Reserve Bank of Chicago.  He also has served as a board member of the Loyola Hospital chapter of the Ronald McDonald House.  Paull earned both his master’s degree in accounting science and bachelor’s degree in liberal arts from the University of Illinois.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances.  The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Hi-Fi (MagnoliaHiFi.com).  The Company’s subsidiaries reach consumers through nearly 700 retail stores in the United States and Canada.

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